ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-130051 Dated August 4, 2008

100% Principal Protection Notes
Linked to a Multi-Asset Portfolio
Market Strategies to Complement Traditional Fixed Income Investments
JPMorgan Chase & Co. Notes linked to a Multi-Asset Portfolio due August 30, 2013

Investment Description

These 100% Principal Protection Notes Linked to a Multi-Asset Portfolio (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns based on the positive performance of a portfolio of asset classes (the “Multi-Asset Portfolio”). The Multi-Asset Portfolio is composed of three asset classes: a Commodity Index (the Dow Jones-AIG Commodity IndexSM), a Global Equity Index Basket (the S&P 500® Index and the MSCI EAFE® Index) and a Bond Index (the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars) (each an “Asset Class” and collectively, the “Asset Classes”). The Notes provide potentially enhanced uncapped returns based on the positive performance of the Multi-Asset Portfolio. Principal protection only applies at maturity. Because the Bond Index makes up 45% and the S&P 500® Index makes up 33% of the Multi-Asset Portfolio, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Bond Index and the S&P 500® Index, respectively.

Features
❑	Growth Potential—At maturity, you will participate in any positive performance of the Multi-Asset Portfolio with a Participation Rate of between 100% and 110%. The actual Participation Rate will be determined on the Trade Date and will be between 100% and 110%.
❑	Preservation of Capital—At maturity, you will receive a cash payment equal to at least your initial principal amount.
❑	Diversification—The Notes provide the ability to diversify your portfolio with a commodity index, a Basket of two global equity indices and a bond index.

Key Dates[1]
Trade Date:	August 26, 2008
Settlement Date:	August 29, 2008
Final Valuation Date[2]:	August 23, 2013
Maturity Date[2]:	August 30, 2013
CUSIP:	46625H639
ISIN:	US46625H6392
[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the securities remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-1-I, or early acceleration in the event of a hedging disruption event as described under “General Terms of the Notes — Consequences of a Hedging Disruption Event” in the accompanying product supplement no. UBS-1-I and in “Key Risks — Risks Relating to the Commodity Index — Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes” in this free writing prospectus.

Note Offering

We are offering 100% Principal Protection Notes Linked to a Multi-Asset Portfolio. The Notes are linked to a Multi-Asset Portfolio consisting of the Dow Jones-AIG Commodity IndexSM, a basket of equity indices comprising of the S&P 500® Index and the MSCI EAFE® Index and the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars. The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Multi-Asset Portfolio during the term of the Notes. Each Note is offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated December 1, 2005, the prospectus supplement dated October 12, 2006, product supplement no. UBS-1-I dated August 4, 2008 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-1-I for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us

Per Note	$	$	$

Total	$	$	$

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-29 of the accompanying product supplement no. UBS-1-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.35 per $10 principal amount Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	JPMorgan

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. UBS-1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-1-I dated August 4, 2008. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-1-I, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

®	Product supplement no. UBS-1-I dated August 4, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208003922/e32476_424b2.pdf

®	Prospectus supplement dated October 12, 2006: http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

®	Prospectus dated December 1, 2005: http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You seek an investment with a return linked to the performance of the Multi-Asset Portfolio and exposure to the underlying assets reflected in the Asset Classes.
®	You seek an investment that offers 100% principal protection when the Notes are held to maturity.
®	You are willing to forego dividends paid on the component stocks underlying the Equity Indices in exchange for potential enhanced returns if the Multi-Asset Portfolio appreciates and principal protection if the Multi-Asset Portfolio declines.
®	You are willing and able to hold the Notes to maturity and are aware there may be no secondary market. You accept that the secondary market will depend in large part on the price, if any, at which JPMSI is willing to trade the Notes.
®	You do not seek current income from this investment.

The Notes may not be suitable for you if, among other considerations:

®	You are unwilling or unable to hold the Notes to maturity.
®	You do not seek an investment with exposure to the economies reflected in the Asset Classes.
®	You prefer to receive dividends paid on the component stocks underlying the Equity Indices.
®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
®	You seek current income from your investments.
®	You seek an investment in a listed product for which there will be a robust secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-1-I for risks related to an investment in the Notes.

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Indicative Terms
Issuer	JPMorgan Chase & Co.

Issue Price	$10 per Note

Term	5 years

Multi-Asset Portfolio	The Notes are linked to a portfolio consisting of the Commodity Index, the Global Equity Index Basket and the Bond Index (each, an “Asset Class” and, collectively, the “Asset Classes”).

Commodity Index	Dow Jones—AIG Commodity IndexSM

Global Equity Index Basket	A basket consisting of the S&P 500® Index and the MSCI EAFE® Index (each, an “Equity Index” and, collectively, the “Equity Indices”).

Equity Index Return Weighting	S&P 500® Index MSCI EAFE® Index	66% 34%

Bond Index	JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars

Asset Class Weighting	Commodity Index	5%

Global Equity Index Basket	50%

Bond Index	45%

Participation Rate	Between 100% and 110%. The actual Participation Rate will be determined on the Trade Date and will be between 100% and 110%.

Principal Protection	100% if held to Maturity

Payment at Maturity (per $10)	If the Multi-Asset Portfolio Return (as defined below) is positive, you will receive at maturity a cash payment per $10 principal amount Note equal to:

$10+ ($10 x Multi-Asset Portfolio Return x Participation Rate)

If the Multi-Asset Portfolio Return is zero or negative, you will receive at maturity a cash payment, per $10 principal amount Note, of $10.

Multi-Asset Portfolio Return	Portfolio Ending Level – Portfolio Starting Level Portfolio Starting Level

Portfolio Starting Level	Set equal to 100 on the Trade Date.

Portfolio Ending Level	On the Final Valuation Date, the Portfolio Ending Level will be calculated as follows:
100 x [1+ the sum of (Asset Class Return of each Asset Class x Asset Class Weighting of such Asset Class)]

Asset Class Return	With respect to the Commodity Index, the Commodity Index Return. With respect to the Global Equity Index Basket, the Global Equity Index Basket Return.

`	With respect to the Bond Index, the Bond Index Return.

The “Commodity Index Return,” the “Global Equity Index Basket Return” and the “Bond Index Return” are the performance of the respective Asset Class, calculated, in each case, as the percentage change from the related Asset Class closing level on the Trade Date to the related Asset Class closing level on the Final Valuation Date. With respect to the Global Equity Index Basket, the closing level on the Trade Date will be set to equal 100, and the closing level on the Final Valuation Date will be calculated as follows:

100 x [1+ (S&P 500® Index Return x 66%) + (MSCI EAFE® Index Return x 34%)][1].

See the definition of Commodity Index Return, Global Equity Index Basket Return and Bond Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. UBS-1-I.

Determining Payment at Maturity

[1]	The “S&P 500® Index Return” and the “MSCI EAFE® Index Return” are the performance of the respective Equity Indices, calculated as the percentage change from the respective Equity Index closing level on the Trade Date to the respective Equity Index closing level on the Final Valuation Date. See the definition of Equity Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. UBS-1-I.

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Scenario Analysis and Examples at Maturity

The following scenario analysis and hypothetical examples assume a Participation Rate of 105% (the midpoint of the range of 100% and 110%) and a range of Multi-Asset Portfolio Returns. If the Participation Rate as determined on the Trade Date is less than 105%, your payment at maturity will be lower than the hypothetical payments at maturity shown below. The actual Participation Rate will be set on the Trade Date and will not be less than 100% or greater than 110%.

Term: 5 years

Example 1—The level of the Multi-Asset Portfolio increases from the Portfolio Starting Level of 100 to a Portfolio Ending Level of 110. Because the Portfolio Ending Level is 110 and the Portfolio Starting Level is 100, the Multi-Asset Portfolio Return is 10% calculated as follows:

(110 – 100)/100 = 10%

Because the Multi-Asset Portfolio Return is 10%, the payment at maturity is equal to $11.05 per $10.00 principal amount Note calculated as follows:

$10 + ($10 x 10% x 105%) = $11.05

Example 2—The level of the Multi-Asset Portfolio decreases from the Portfolio Starting Level of 100 to a Portfolio Ending Level of 90. Because the Portfolio Ending Level is 90 and the Portfolio Starting Level is 100, the Multi-Asset Portfolio Return is -10% calculated as follows:

(90 – 100)/100 = -10%

Because the Multi-Asset Portfolio Return is -10%, the payment at maturity is equal to $10 per $10 principal amount Note.

What Are the Tax Consequences of the Notes?
®	Taxed As Contingent Payment Debt Instruments — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. Subject to the limitations described therein, in the opinion of our special tax counsel, Sidley Austin LLP, the Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payments with respect to the Notes until maturity. Interest included in income will increase your tax basis in the Notes. Generally, amounts received at maturity or upon an earlier sale or disposition in excess of your tax basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the Notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Purchasers who are not initial purchasers of Notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the Notes, including the treatment of the difference, if any, between their tax basis in the Notes and the Notes’ adjusted issue price.
®	Comparable Yield And Projected Payment Schedule — We will determine the comparable yield for the Notes and will provide such comparable yield, and the related projected payment schedule, in the pricing supplement for the Notes, which we will file with the SEC. If the Notes had priced on August 4, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 5.52%, compounded semi-annually. The actual comparable yield that we will determine for the Notes may be more or less than 5.52%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the Notes.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the components of the Asset Classes or any securities linked to the components of the Asset Classes. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

®	Full Principal Protection Only Applies if You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have full principal protection for a decline in the Multi-Asset Portfolio. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.
®	The Notes Might Not Pay More Than the Principal Amount — The return on the Notes at maturity is linked to the performance of the Multi-Asset Portfolio, and will depend on whether, and the extent to which, the Multi-Asset Portfolio Return is positive. You may receive a lower payment at maturity than you would have received if you had invested in the components of the Asset Classes individually, a combination of components of the Asset Classes or contracts related to the components of the Asset Classes for which there is an active secondary market. If the Portfolio Ending Level does not exceed the Portfolio Starting Level, the payment at maturity will only be equal to the full principal amount of your Notes. This will be true even if the level of the Multi-Asset Portfolio was higher than the Portfolio Starting Level at some time during the term of the Notes but falls below the Portfolio Starting Level on the Final Valuation Date. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE MULTI-ASSET PORTFOLIO RETURN IS ZERO OR NEGATIVE.
®	Changes in the Value of the Asset Classes or of the Components of an Asset Class May Offset Each Other — Because the Notes are linked to the performance of the Multi-Asset Portfolio composed of three Asset Classes, price movements between Asset Classes or between the components of an Asset Class that has more than one component may not correlate with each other. At a time when the value of an Asset Class or a component of an Asset Class increase, the value of other Asset Classes or other components of the same Asset Class may not increase as much or may decline. Therefore, in calculating the Multi-Asset Portfolio Return, increases in the value of some of the Asset Classes or components may be moderated, or more than offset, by lesser increases or declines in the level of the other Asset Classes or other components.
®	Owning the Notes is Not the Same Thing as Owning the Components of the Asset Classes — The return on your Notes may not reflect the return you would realize if you actually owned the components of any of the Asset Classes. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Notes.
®	Certain Built-In Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
®	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.
®	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.
®	Potentially Inconsistent Research, Opinions or Recommendations by JPMSI, UBS or Their Affiliates — JPMSI, UBS, and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the value of each of the Asset Classes or the individual components included in such Asset Classes, and therefore the market value of the Notes.
®	Tax Treatment — You should consult your own tax adviser about your own tax situation before investing in the Notes.
®	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the level of each of the Asset Class components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
®	the expected volatility of the Commodity Index, the Equity Indices;
®	the time left to maturity of the Notes;
®	the dividend rate on the common stocks underlying the Equity Indices;
®	interest and yield rates in the markets generally;
®	our creditworthiness, including actual or anticipated downgrades in our credit ratings;
®	changes in correlation (the extent to which the individual components of each Asset Class as well as the Asset Classes themselves increase or decrease in value to the same degree at the same time) between the individual components of each Asset Class as well as the Asset Classes themselves;

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®	suspension or disruption of market trading in the U.S. dollar, the commodities that compose the Commodities Index, the stock markets of the securities that compose each Equity Index and the government bonds that compose the Bond Index;
®	the market price of the physical commodities upon which the futures contracts that compose the Commodities Index are based or the exchange-traded futures contracts on such commodities;
®	interest and yield rates in the markets of the securities composing each Equity Index;
®	economic, financial, political, regulatory or judicial events that affect the stocks included in each Equity Index or stock markets generally and which may affect the closing level of each Equity Index, as applicable;
®	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the various currencies relevant to the MSCI EAFE® Index and the Bond Index;
®	the market price of the government bonds comprising the Bond Index; and
®	the creditworthiness of the governments issuing the government bonds comprising the Bond Index, including actual or anticipated downgrades in their credit ratings.

Risks Relating to the Equity Indices

®	No Interest or Dividend Payments or Voting Rights — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the securities composing the Equity Indices would have.
®	Equities Market Risk — A portion of the return on the Notes at maturity is linked to the performance of the Global Equity Index Basket, which will depend in part on whether, and the extent to which, the S&P 500® Index Return and the MSCI EAFE® Index Return is positive. Any positive Equity Index return will depend on the performance of each of the Equity Indices and the equity securities composing the Equity Indices. However, your return on the Notes will not reflect the return you would realize if you actually owned the equity securities of the companies included in any of the Equity Indices and received the dividends paid on those stocks.
®	We are Currently One of the Companies that Make Up the S&P 500® Index — We are currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.
®	The Notes Are Subject to Some Currency Exchange Risk — Because the prices of the component stocks of the country indices that compose the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the value of the component country indices and the MSCI EAFE® Index, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks trade. Your net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks denominated in these currencies. If, taking into account such weighting, the U.S. dollar strengthens against these currencies, the value of the MSCI EAFE® Index will be adversely affected and the payment at maturity of the notes may be reduced.
®	An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities — The equity securities that compose the MSCI EAFE® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets an cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments. This may have a negative impact on the performance of the Notes.

Risks Relating to the Bond Index

®	The Concentration of the Bond Index Components May Adversely Affect Your Return — The methodology for calculating the Bond Index could result in the Bond Index comprising components concentrated from a particular region or country. Since the Bond Index was created, Bond Index securities have been concentrated in securities from the U.S. and Japan. As of June 2, 2008, the Bond Index securities from the U.S. and Japan comprised approximately 52% of the Bond Index’s weighting. Such a concentration could have an aggregate adverse impact on the level of the Bond Index if a region or a country that has issued a number of Bond Index securities experiences adverse political, economic or market conditions. In particular, Bond Index securities are debt instruments issued by sovereign issuers. Such instruments reflect risks which are influenced by, among other things, the political, economic and market conditions present in the country issuing such an instrument. An issuer may at any time experience budgetary shortfalls, high unemployment, an inability to attract foreign investment, high inflation, credit devaluation or high credit risk, or other negative macroeconomic effects beyond its control. If, as a result of any such factors or others, a government from a country that has Bond Index securities outstanding were to default on its debt obligations, the level of the Bond Index could be negatively affected.
®	Credit Ratings of the Bond Index Components Could Adversely Affect Your Return — The Bond Index tracks the value of bonds and loans that are rated “Baa1” or below by Moody’s Investor Services, Inc. and “BBB+” or below by Standard & Poor’s, a division of the McGraw Hill Companies, which meet the rules for inclusion in the Bond Index and issued by countries deemed to be emerging markets. Emerging market issuers of Bond Index securities with such ratings are considered by the major credit ratings agencies to have a comparatively high risk of default. If one or more of such issuers does in fact default, the Bond Index Level could decrease and negatively affect the amount payable on the Notes.

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®

Our Affiliate, J.P. Morgan Securities Inc., is the Owner of the Bond Index and Responsible for Setting Guidelines and Policies Governing the Bond Index — J.P. Morgan Securities Inc. (“JPMSI”) is a wholly owned subsidiary of JPMorgan Chase & Co. JPMSI is responsible for calculating, maintaining the Bond Index and developing the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Bond Index are made by JPMSI, JPMorgan Chase & Co., as the parent company of JPMSI, ultimately controls JPMSI.
In addition, the policies and judgments for which JPMSI is responsible may affect the Bond Index level and the value of your Notes. JPMSI is under no obligation to consider your interests as an investor in the Notes. Furthermore, the inclusion of a Bond Index security in the Bond Index is not an investment recommendation by us or JPMSI of that Bond Index Security.

®	The Bond Index is Subject to Some Currency Exchange Risk — Because the rebalancing of the Bond Index entails purchasing a forward rate on the first business day of each month and then marking to market such forward rate on each day throughout the month, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component government bonds trade. Your net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of the government bonds denominated in these currencies. If, taking into account such weighting, the U.S. dollar strengthens against these currencies, the value of the Bond Index and the Multi-Asset Portfolio Return will be adversely affected and payment at maturity of the notes may be reduced.

Risks Relating to the Commodity Index

®	Commodity Market Risk — A portion of the return on the Notes at maturity is linked to the performance of the Commodity Index, and will depend in part on whether, and the extent to which, the Commodity Index Return is positive. Any positive Commodity Index Return will depend on the performance of the futures contracts on the commodities included in the Commodity Index. For example, the commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Commodity Index and, therefore, the value of your Notes.
®	Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes — The commodity futures contracts that underlie the Commodity Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could affect our ability to hedge our obligations under the notes. The United States Congress is currently considering legislation that might, if enacted, subject certain market participants to limits on their ability to participate in the commodity futures markets. As a result of such restrictions, we or our affiliates may be unable to effect transactions necessary to hedge our obligations under the Notes, in which case we will have the right to accelerate payment on your Notes. If payment on your Notes is accelerated, the payment you receive may be less than the payment you would otherwise be entitled to receive at maturity, but in no event less than $10 per $10 Note, and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of the Notes — Consequences of a Hedging Disruption Event” in the accompanying product supplement no. UBS-1-I for more information.

Historical Multi-Asset Portfolio Performance

The graph below illustrates the historical performance of the Multi-Asset Portfolio from January 2, 1998 to August 1, 2008, assuming the Portfolio Starting Level was made to equal 100 on January 2, 1998. The historical performance reflects the performance the Multi-Asset Portfolio would have exhibited based on (i) the actual historical performance of the Asset Classes and (ii) the Asset Class Weightings indicated in the Indicative Terms. Neither the historical performance of the Multi-Asset Portfolio nor the actual historical performance of the Asset Classes should be taken as indications of future performance.

Source: Bloomberg L.P and JPMorgan. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

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Global Equity Index Basket

The Global Equity Index Basket consists of the S&P 500® Index and the MSCI EAFE® Index. The closing level of the Global Equity Index Basket, on any trading day (other than the Trade Date), is calculated as follows:

100 x [1+ (S&P 500® Index Return x 66%) + (MSCI EAFE® Index Return x 34%)].

See “S&P 500® Index” and “MSCI EAFE® Index” below for more information regarding the Equity Indices.

The graph below illustrates the historical performance of the Global Equity Index Basket from January 2, 1998 to August 1, 2008, assuming the closing level of the Global Equity Index Basket was made to equal 100 on January 2, 1998. The historical performance reflects the performance the Global Equity Index Basket would have exhibited based on (i) the actual historical performance of the Equity Indices and (ii) the Equity Index Return Weightings indicated in the Indicative Terms. Neither the historical performance of the Global Equity Index Basket nor the actual historical performance of the Equity Indices should be taken as indications of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in the accompanying product supplement no. UBS-1-I under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies compose the S&P 500® Index, with the number of companies included in each group as of May 31, 2008 indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Market page “SPX <Index><GO>” or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from January 2, 1998 to August 1, 2008. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The S&P 500® Index closing level on August 1, 2008 was 1260.31.

The information on the S&P 500® Index provided in this free writing prospectus should be read together with the discussion under the heading “The S&P 500® Index” beginning on page PS-100 of the accompanying product supplement no. UBS-1-I. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

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MSCI EAFE® Index

The MSCI EAFE® Index is published by MSCI and is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. The MSCI EAFE® Index is published by Bloomberg under the index symbol “MXEA”. As of June 2008 the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. A current list of the issuers that comprise the MSCI EAFE® Index is available on the MSCI Barra website: www.mscibarra.com.

You can obtain the level of the MSCI EAFE® Index at any time from the Bloomberg Financial Markets page “MXEA <Index><GO>” or from the MSCI Barra website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EAFE® Index from January 2, 1998 to August 1, 2008. The historical levels of the MSCI EAFE® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The MSCI EAFE® Index closing level on August 1, 2008 was 1871.92.

The information on the MSCI EAFE® Index provided in this free writing prospectus should be read together with the discussion under the heading “The MSCI EAFE® Index” beginning on page PS-62 of the accompanying product supplement no. UBS-1-I. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars

The JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars is composed of the regularly-traded, fixed-rate, domestic government bonds of countries with liquid government debt markets. The Reference Portfolios underlying the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars is calculated using the value of the GBI Total Return Index Hedged into U.S. dollars, rather than the value of the GBI Total Return Index itself. The GBI Total Return Index has a base date of December 31, 1987. The composition of the GBI Total Return Index has been unchanged over time; however, the composition may change. As of June 2, 2008, the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars consisted of the following 13 countries: Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, Netherlands, Spain, Sweden, United Kingdom, and United States.

You can obtain the level of the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars at any time from the Bloomberg Financial Markets page “JHDCGBIG <Index><GO>.”

The graph below illustrates the performance of the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars from January 2, 1998 to August 1, 2008. The historical levels of the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars closing level on August 1, 2008 was 264.794.

The information on the JPMorgan GBI Global Bond Total Return Index Hedged into U.S. Dollars provided in this free writing prospectus should be read together with the discussion under the heading “The JPMorgan GBI Global Bond Total Return Index” beginning on page PS-108 of the accompanying product supplement no. UBS-1-I.

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Dow Jones — AIG Commodity IndexSM

The Dow Jones — AIG Commodity IndexSM is calculated by Dow Jones in conjunction with AIG-FP. As discussed more fully in the accompanying product supplement no. UBS-1-I under the heading “The Dow Jones — AIG Commodity IndexSM,” the Dow Jones — AIG Commodity IndexSM is intended to provide a performance benchmark for commodities. The Dow Jones — AIG Commodity IndexSM currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The commodities included in the Dow Jones — AIG Commodity IndexSM for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gasoline, wheat and zinc. Futures contracts and options on futures contracts on the Dow Jones — AIG Commodity IndexSM are currently listed for trading on the Chicago Board of Trade.

You can obtain the level of the Dow Jones — AIG Commodity IndexSM at any time from the Bloomberg Financial Market page “DJAIG <Index><GO>” or from the Dow Jones website at www.dowjones.com or from the AIG-FP website at www.aigfp.com.

The graph below illustrates the performance of the Dow Jones — AIG Commodity IndexSM from January 2, 1998 to August 1, 2008. The historical levels of the Dow Jones — AIG Commodity IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The Dow Jones — AIG Commodity IndexSM closing level on August 1, 2008 was 204.346.

The information on the Dow Jones — AIG Commodity IndexSM provided in this free writing prospectus should be read together with the discussion under the heading “The Dow Jones — AIG Commodity IndexSM” beginning on page PS-30 of the accompanying product supplement no. UBS-1-I. Information contained in the Dow Jones or AIG-FP websites referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services and JPMSI against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services and JPMSI may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services, Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this free writing prospectus.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-29 of the accompanying product supplement no. UBS-1-I.

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